EXHIBIT 10.1
TRANSITION CONSULTING AGREEMENT

This Transition Consulting Agreement (“Agreement”) is by and between EXCO Resources, Inc. (the “Company”), and Stephen F. Smith (“Smith”). This Agreement is entered into as of February 28, 2013 (the “Effective Date”). The parties agree to this Agreement as follows:

RECITALS

WHEREAS, the Company currently employs Smith as its President and Chief Financial Officer and Smith currently serves as a member of the Board of Directors (the “Board”) and as Vice Chairman of the Board;
WHEREAS, Smith has expressed a desire to retire from the Company and the parties believe it is appropriate to transition his position as President and Chief Financial Officer of the Company during the period beginning on the Effective Date and ending on May 31, 2013 (the “Transition Period”);
WHEREAS, the Company desires to continue to receive the benefit of certain of Smith’s services on a contract basis after May 31, 2013 for a period of three years, all as more fully described in this Agreement; and
WHEREAS, in light of the foregoing, Smith has agreed to continue in the employ of the Company during the Transition Period, as more specifically described herein, and has agreed to undertake to perform certain consulting services for the period beginning on June 1, 2013 and ending on June 1, 2016 (the “Consulting Period”), as more specifically described herein.
In consideration of the promises and mutual covenants in this Agreement, the Company and Smith agree as follows:

I.	SERVICES TO BE PROVIDED BY SMITH

A.Description of Transition Period Services. During the Transition Period, and subject to the terms of this Agreement (including the early termination provisions of Section V below), Smith agrees to serve, and the Company agrees to continue to employ Smith: (i) as the Company’s Chief Financial Officer until April 1, 2013; (ii) as the Director and Vice Chairman of the Board until the Company’s next annual meeting of shareholders scheduled to be held on May 30, 2013 (the “Annual Meeting”). Smith agrees that effective as of the Effective Date, he shall resign from his position as President of the Company and shall continue to serve as a full-time employee of the Company until May 31, 2013. Smith further agrees to resign from his position as Chief Financial Officer of the Company effective as of April 1, 2013 and shall not stand for re-election as Director and Vice Chairman of the Board at the Annual Meeting. Smith acknowledges and understands that the Board will not nominate him for re-election to the Board at the Annual Meeting. As an employee of the Company during the Transition Period, Smith agrees to assist with the transition of his current duties and responsibilities as President and Chief Financial Officer of the Company to each of his respective successors and to perform such other duties as the Company’s Management Executive Committee and Smith may reasonably agree to from time to time (the “Transition Services”).
B.Description of Consulting Services. Subject to the terms of this Agreement, during the Consulting Period, the Company agrees to retain Smith, and Smith agrees with the Company to serve, as a consultant to the Company for the purpose of providing advice and offering other assistance to the Company consistent with Smith’s position and with the resources of Smith on matters as the Company reasonably requests, and to perform the following services for the Company during the Consulting Period: (i) serve as

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a member of the board of directors of EXCO/HGI GP, LLC, the general partner of EXCO/HGI Production Partners, LP (“MLP”), which shall include access to MLP senior management and periodic reports and data to stay abreast of MLP activities; (ii) assist with other partnership entities, including Land Bank and drilling partnerships, as may be requested by the Company from time to time; (iii) assist with financial reporting and risk management reviews, as may be requested from time to time by the Company; (iv) as requested, assist with operational, financial, human resources, recruiting, vendor relations and other projects; (v) assist with the identification and review of business development opportunities for MLP and the Company; and (vi) perform such other duties as the Company’s Management Executive Committee and Smith may reasonably agree to from time to time (collectively, the “Consulting Services”). Smith shall report directly to the Company’s Management Executive Committee. It is agreed that other consulting services may be undertaken that are outside the foregoing scope of services by mutual consent. The Company has agreed to retain Smith as a consultant during the Consulting Period in reliance on the special and unique abilities of Smith in rendering the Consulting Services and Smith will use Smith’s reasonable efforts, skills, judgment, and abilities in rendering the Consulting Services. Smith shall perform the Consulting Services in a diligent, trustworthy, and businesslike manner, with the purpose of advancing the business of the Company. While the time commitment of Smith required to perform the Consulting Services will vary depending upon the projects assigned, the parties intend that the average level of bona fide services to be provided by Smith during the Consulting Period shall be equal to or greater than 20% of the average level of the bona fide services provided by Smith during the 36-month period immediately preceding the last day of his employment with the Company. Smith’s time commitment to the Company shall be reviewed and approved by the Company’s Management Executive Committee on a quarterly basis, and increased or decreased as the members of the Company’s Management Executive Committee deem appropriate.
C.Company’s Reliance. The Company is entering into this Agreement with respect to the Consulting Period in reliance on Smith’s special and unique abilities in rendering the Consulting Services and Smith will use Smith’s best effort, skill, judgment, and ability in rendering the Consulting Services.
D.Representations by Smith. Smith represents to the Company that Smith is under no contractual, legal or fiduciary obligation or burden that reasonably may be expected to interfere with Smith’s ability to perform the Consulting Services in accordance with the Agreement’s terms, including without limitation any agreement or obligation to or with any other company, and that Smith is not bound by the terms of any agreement with any previous employer or other party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of Smith’s engagement by the Company or to refrain from competing, directly or indirectly, with the business of any other party. Smith agrees that Smith will not use, distribute or provide to anyone at the Company any confidential or proprietary information belonging to any other company or entity, at any time during Smith’s performance under this Agreement. Smith further represents that Smith’s performance of the Consulting Services will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Smith in confidence or in trust prior this Agreement, and Smith will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any other party.
E.Nature of Relationship Between Parties. During the Transition Period, Smith shall render the Transition Services described in this Agreement as an employee. During the Consulting Period, Smith will render the Consulting Services in this Agreement as an independent contractor, while specifically adhering to the terms of this Agreement. Except as otherwise specifically agreed to by the Company in writing, during the Consulting Period, Smith shall have no authority or power to bind the Company with respect to third parties and Smith shall not represent to third parties that Smith has authority or power to bind the Company (other than in his capacity as a member of the board of directors of EXCO/HGI GP, LLC). It is not the intention of the parties to this Agreement to create, by virtue of any portion of this Agreement relating to the Consulting Services or the Consulting Period, any employment relationship, trust, partnership, or joint venture between Smith and the Company or any of its affiliates, except as specifically provided in this Agreement, to make them legal representatives or agents of each other or to create any fiduciary relationship or additional contractual relationship among them. The parties acknowledge, agree and understand that during the Consulting Period, Smith shall at all times be free to engage in all aspects of any other business for his own account and for the accounts of others, and this Agreement in no way shall prohibit Smith from providing services to other unrelated third parties during the Consulting Period; provided, however that Smith shall not perform services for any other independent oil and natural gas company nor any other entity engaged in a business that is competitive with the Company or the MLP without obtaining the prior written consent of the Company. The Company further acknowledges and agrees that during the Consulting Period, the Company shall have no rights by virtue of this Agreement, in and to, or to the income or profits derived from, Smith’s independent business ventures.

II.	COMPENSATION FOR SERVICES

A.    Consideration for Transition Services. During the Transition Period, the Company will continue to pay Smith his monthly base salary as was in effect immediately prior to the Effective Date, less applicable withholdings, payable in accordance with the Company’s normal payroll practices. In addition, Smith will be entitled to participate in the Company’s benefit plans provided by the Company for all employees generally, and for the Company’s executive employees, subject to the terms and conditions of such plans, as such plans may be amended, modified, terminated or replaced by the Company from time to time.
B.    Consulting Fee. The Company shall pay Smith a rate of $250,000 for each year during the Consulting Period (pro-rated for any partial years, to the extent this Agreement is terminated earlier in accordance with Section V below), payable in equal installments, on the first business day of each month (the “Consulting Fee”), provided that Smith presents any documentation detailing the Consulting Services performed as may be requested by the Company. The Consulting Fee constitutes the sole compensation to which Smith shall be entitled for performance of the Consulting Services.
C.    Continued Vesting of Outstanding Awards Granted under the EXCO Resources, Inc. 2005 Long-Term Incentive Plan. With respect to any awards previously granted to Smith under the EXCO Resources, Inc. 2005 Long-Term Incentive Plan (the “Plan”) and outstanding as of the Effective Date, as provided by Section 2.40 of the Plan, a “Termination of Service” (as defined in the Plan) shall not be deemed to have occurred, and such awards shall continue to vest as provided in the underlying award agreements (the “Award Agreements”) as amended by this Section II.C., so long as Smith continues to provide services pursuant to this Agreement. Notwithstanding anything to the contrary contained herein, the Company agrees to amend the Award Agreements as of the Effective Date to provide that such awards (i) to the extent such awards are options and such options have not previously vested pursuant to the terms of such Award Agreements, the unvested portion of such options shall immediately become fully-vested and become exercisable on the earlier of June 1, 2016 or the date this Agreement terminates for any reason other than pursuant to Section V.A.(iii) or Section V.A.(iv), and the vested portion of such options shall remain exercisable until the earlier of (A) the last day of the term of the option (which term shall be extended to the same extent as the term may be extended by the Board of Directors or other governing body of the Company from time to time for other options that were granted on the same date to a group of participants) as if Smith had continued to provide services to the Company during such period, or (B) the date that is one year after the date this Agreement terminates under Section V.A.(iii) or Section V.A.(iv); and (ii) to extent such awards are restricted stock and such restricted stock awards have not previously vested pursuant to the terms of such Award Agreements, the unvested portion of such restricted stock awards shall immediately become fully-vested on the earlier of June 1, 2016 or the date this Agreement terminates for any reason other than pursuant to Section V.A.(iii) or Section V.A.(iv). For the avoidance of doubt, if this Agreement is terminated pursuant to Section V.A.(iii) or Section V.A.(iv), then the unvested portion of any awards outstanding at that time shall lapse and be forfeited to the Company.

D.    Expense Reimbursement. No expenses will be reimbursed unless Smith receives written approval from the Company. Any reimbursement will be made in accordance with the Company’s policies and procedures regarding reimbursement following submission of appropriate documentation of such costs by Smith to the Company.
E.    Benefits. During the Consulting Period, Smith shall at all times be an independent contractor (and not an employee or agent of the Company); therefore, Smith shall not be entitled to participate in any benefit plans or programs that the Company provides or may provide to its employees, including, but not limited to, pension, profit-sharing, medical, dental, workers’ compensation, occupational injury, life insurance and vacation or sick benefits.
F.    COBRA. During the Consulting Period, if Smith is eligible for and elects continuation coverage under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay 100% of the premiums due with respect to such COBRA coverage, until the earlier of: (i) the date this Agreement terminates; (ii) the date that is eighteen (18) months after May 31, 2013; (iii) the date that Smith obtains coverage under another plan, dies, or breaches this Agreement; or (iv) the date Smith’s coverage under the Company’s medical plan terminates for any reason, other than non-payment of premiums. If after the termination of this Agreement, Smith is eligible for and wishes to continue his COBRA continuation coverage, and the maximum applicable continuation coverage period has not expired, Smith may continue such coverage, provided, however, Smith shall be solely responsible for payment of the entire premium for such coverage. Notwithstanding anything to the contrary contained herein, the Company retains the right to amend, modify or terminate any of its employee benefit plans, policies or programs at any time, provided that any such amendment, modification or termination is not designed to solely affect Smith. In the event Smith’s coverage under COBRA ends prior to the end of the Consulting Period, the Company agrees to use its best commercial efforts to assist Smith with obtaining health insurance in the individual insurance market, and to the extent Smith is able to obtain such coverage, Smith shall be solely responsible for payment of the entire premium for such coverage; provided that the Company’s obligations under this Section II.F. shall immediately cease upon termination of this Agreement for any reason. To the extent any benefits provided under this Section II.F. are otherwise taxable to Smith, such benefits shall, for purposes of Section 409A of the Code, be provided as separate monthly in-kind payments of those benefits, and to the extent those benefits are subject to and not otherwise exempt from Section 409A of the Code, the provision of the in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year.
G.    Use of Infrastructure. During the Consulting Period, the Company shall provide Smith with the use of his current Company email account consistent with the Company’s practice for other independent contractors and other Company infrastructure necessary to perform services pursuant to this Agreement.
H.    Workers’ Compensation. Smith understands and acknowledges that the Company shall not obtain workers’ compensation insurance covering Smith during the Consulting Period.

III.	PAYMENT OF TAXES

A.    Federal, State, and Local Taxes. With respect to the Transition Services, the Company shall be solely responsible for withholding taxes or making any necessary payments to any taxing authority based on the Company’s payment of the consideration for the Transition Services under this Agreement. With respect to the Consulting Services, neither federal, state, or local income tax nor payroll tax of any kind shall be withheld or paid by the Company on behalf of Smith. Smith shall not be treated as an employee of the Company with respect to the Consulting Services performed under the Agreement for federal, state, or local tax purposes.
B.    Notices to Contractor About Tax Duties And Liabilities. Smith understands that during the Consulting Period, Smith is responsible to pay, according to the applicable law, Smith’s income taxes. The parties agree that any tax consequences or liability arising from the Company’s payments to Smith during the Consulting Period shall be the sole responsibility of Smith.

IV.	INDEMNIFICATIONS AND COVENANTS

A.    Liability Insurance. During the Transition Period, Smith shall be covered by the Company’s directors’ and officers’ liability insurance policy to the same extent as other similarly-situated executives of the Company.
B.    Smith’s Standard of Care. Subject to the other Agreement provisions, Smith will provide Smith’s services under this Agreement with the same degree of care, skill, and prudence that would be customarily exercised in the Company’s best interest.
C.    Return of Company Property. Upon the termination of this Agreement for any reason, Smith shall immediately return and deliver to the Company any and all Confidential Information (as defined below), software, devices, data, reports, proposals, lists, correspondence, materials, equipment, computers, hard drives, papers, books, records, documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, books of account, drawings, prints, plans, and the like which belong to the Company or relate to the Company’s business and which are in Smith’s possession, custody or control, whether prepared by Smith or others. If at any time after termination of this Agreement, for any reason, Smith determines that Smith has any Confidential Information in Smith’s possession or control, Smith shall immediately return to the Company all such Confidential Information in Smith’s possession or control, including all copies and portions thereof. Further, Smith shall not retain any Confidential Information, data, information or documents belonging to the Company or any copies thereof (in electronic or hard copy format). For purposes of this Agreement, “Confidential Information” includes, but is not limited to, (i) all confidential or competitively sensitive information relating to the business of the Company or MLP, or their subsidiaries or affiliates, (ii) all intellectual property and proprietary rights of the Company or MLP, (iii) computer codes and instructions, processing systems and techniques, inputs and outputs (regardless of the media on which stored or located) and hardware and software configurations, designs, architecture and interfaces, (iv) business research, studies, procedures, costs, plans and strategies, (v) financial data, budgets and plans, (vi) distribution methods, plans and strategies, (vii) marketing data, research, methods, plans, strategies and efforts, (viii) information regarding actual and prospective suppliers, clients and customers (including lists, profiles, identities of and customer and client nonpublic personal information), (ix) the terms of contracts and agreements with, the needs and requirements of, and the Company’s or MLP’s, as the case may be, course of dealing with, actual or prospective suppliers, clients and customers, (x) personnel information (including the names, contact information, skills and compensation of employees and contractors of the Company or MLP), (xi) client, customer and vendor credit information, (xii) information received from third parties subject to obligations of non-disclosure or non-use, (xiii) costs, pricing and pricing strategies, (xiv) audit processes, management methods and information, reports, recommendations and conclusions, and (xv) development tools, techniques and processes and training methods and manuals.

V.     PERIOD OF AGREEMENT; TERMINATION
A.    Period. The term of this Agreement shall commence on the Effective Date and continue until the first of the following dates:

(i)    June 1, 2016;
(ii)    the date Smith dies or suffers a “Total and Permanent Disability” (as such defined in the Plan);
(iii)    on the date that is sixty (60) days following the date Smith has provided the Company with written notice that he intends to cease providing services pursuant to this Agreement; or
(iv)    immediately on the date that the Company notifies Smith, in writing, that it is terminating this Agreement for Cause (as defined below).
This Agreement governs all Transition Services performed by Smith during the Transition Period and all Consulting Services performed by Smith for the Company during the Consulting Period. If this Agreement is terminated, either prior to or on June 1, 2016, and the parties fail to execute a new agreement, all services will be discontinued as of the date of such termination; provided, however, Smith shall use Smith’s best efforts to complete all services commenced prior to such termination at the discretion of the Company and shall bill the Company for the completion of such services, on a pro rata basis, in accordance with the fees set forth in this Agreement. For purposes of this Agreement, “Cause” means (i) any act of fraud, misappropriation or embezzlement by Smith regarding any aspect of the Company’s business; (ii) the intentional, material failure of Smith to follow the Company’s Management Executive Committee’s lawful directives that are not inconsistent with Smith’s duties, as set forth in this Agreement; or (iii) the conviction of Smith by a court of competent jurisdiction of a felony or a crime involving moral turpitude.
B.    Survival. The provisions set forth in Section IV. shall survive termination or expiration of this Agreement.

VI.	OTHER PROVISIONS

A.    Partial Invalidity. In the event any court of competent jurisdiction holds any provision of this Agreement to be invalid or unenforceable, such invalid or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required, and the remaining provisions shall not be affected or invalidated and shall remain in full force and effect.
B.    Reformation. Smith agrees that in the event any of the covenants contained in this Agreement shall be held by any court to be effective in any particular area or jurisdiction only if said covenant is modified to limit its duration or scope, then the court shall have such authority to so reform the covenant and the parties hereto shall consider such covenant(s) and/or other provisions to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any such court and, as to all other jurisdictions, the covenants contained herein shall remain in full force and effect as originally written.

C.    Entire Agreement. This Agreement is the entire agreement between the parties with respect to the subject matter hereof, and fully supersedes any and all prior agreements, understandings, or representations between the parties, whether oral or written, pertaining to the subject matter of this Agreement. Smith represents and acknowledges that in executing this Agreement, Smith does not rely, and has not relied, upon any representation(s) by the Company or its agents except as expressly contained in this Agreement. Smith agrees that Smith has used Smith’s own judgment in executing this Agreement. This Agreement may not be amended unless it is in writing and signed by Smith and the Chief Executive Officer of the Company.

D.    Notices. Any notices or other communication required, permitted or desired to be given hereunder shall be deemed delivered when personally delivered; the next business day, if delivered by overnight courier; the same day, if transmitted by facsimile on a business day prior to noon, Dallas time; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows:

If to Smith:

Stephen F. Smith
XXXX    XXXXXX XXXX
XXXXXX, XX  XXXXX
Telephone: (XXX) XXX-XXXX

If to the Company:

EXCO Resources, Inc.
12377 Merit Drive
Suite 1700
Dallas, TX 75251
Attn: Vice President and General Counsel
Telephone: (214) 368-2084

E.    Controlling Law. Any dispute in the meaning, effect, or validity of this Agreement and/or any dispute arising out of Smith’s relationship with the Company shall be resolved in accordance with the laws of the State of Texas without regard to the conflict of laws provisions thereof. Venue of any litigation arising from this Agreement or Smith’s relationship with the Company shall be in a state district court of competent jurisdiction in Dallas County, Texas, or the United States District Court for the Northern District of Texas, Dallas Division. Smith consents to personal jurisdiction of the state district courts of Dallas County, Texas and to the United States District Court for the Northern District of Texas, Dallas Division, and agrees that Smith shall not challenge personal jurisdiction in such courts. Smith waives any objection that Smith may now or hereafter have to the venue or jurisdiction of any proceeding in such courts or that any such proceeding was brought in an inconvenient forum (and agrees not to plead or claim the same).

F.    Voluntary Agreement. Smith acknowledges that Smith has had an opportunity to consult with an attorney or other counselor concerning the meaning, import, and legal significance of this Agreement, and Smith has read this Agreement, as signified by Smith’s signature hereto, and Smith is voluntarily executing the same after, if sought, advice of counsel for the purposes and consideration herein expressed.

G.    Limitations on Assignment. In entering into this Agreement, the Company is relying on the unique services of Smith; services from another company or contractor will not be an acceptable substitute. Except as provided in this Agreement, Smith may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of the Company. Any attempted assignment by Smith in violation of this paragraph shall be void.
H.    Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
I.    Counterparts. This Agreement and amendments to it will be in writing and may be executed in counterparts. Each counterpart will be deemed an original, but both counterparts together will constitute one and the same instrument.
J.    Ambiguities.    Any rule of construction to the effect that ambiguities shall be resolved against the drafting party shall not apply to the interpretation of this Agreement.

The signatures below indicate that the Parties have read, understand and will comply with this Agreement.

SMITH:

Signature:/s/ Stephen F. Smith

Printed Name: Stephen F. Smith

Date: 2/28/13

EXCO RESOURCES, INC.

Signature:/s/ Douglas H. Miller

Name:    Douglas H. Miller

Title:    Chief Executive Officer